Exhibit 99.1

Access National Announces Management Change at Mortgage Company

    RESTON, Va.--(BUSINESS WIRE)--Sept. 7, 2004--Access National Corporation (Nasdaq:ANCX) announced today that it has named Dean F. Hackemer as President of Access National Mortgage Corporation, a position previously held by Michael J. Rebibo.
    After holding the position of President for seven years, Mr. Rebibo informed the company of his plans to depart at the completion of his current employment agreement in December. Prior to his departure, he will work closely with Mr. Hackemer in a consulting role to facilitate a smooth and orderly transition. During his successful tenure as President, the annual mortgage production volume grew from less than $100 million to over $1.3 billion in 2003. In addition to the growth of the mortgage company, Mr. Rebibo was a member of the founding investment and management group of Access National Bank, now operating under the Access National Corporation holding company structure. Mr. Rebibo indicates he is planning to take some time off to spend with his family. "I am very proud to have been a part of the Access team and to have shared in its success these past 5 years. I strongly endorse the selection of Mr. Hackemer to succeed me in guiding the company through the new market opportunities before us." said Rebibo.
    Mr. Hackemer, a financial and mortgage banking professional with over 17 years of experience, has been with the company since 1992. Most recently, he served in the capacity of Executive Vice President and Chief Operating Officer. Mr. Hackemer has also served on the Board of Directors of Access National Mortgage Corporation since 1996. He carries a Bachelors Degree in Economics from the University of Virginia and began his career at Household Finance, one of the world's largest consumer finance organizations.
    It was recently announced that Access National Bank purchased Richmond Virginia based United First Mortgage with the intent of consolidating the newly acquired company into Access National Mortgage Corporation. Dean Hackemer served the lead operational role in the due diligence and closing of that transaction and is now charged with integrating the organizations and positioning the new company in the marketplace.
    Access National Corporation is a bank holding company based in Reston, Virginia reporting total assets at June 30, 2004 of $343 million. Its principal operating subsidiaries are Access National Bank and Access National Mortgage Corporation. Additional background information is available at www.AccessNationalBank.com or by contacting Michael Clarke at 703-871-2100.

    This press release may contain "forward-looking statements" within the meaning of the federal securities laws. These statements can be identified through the use of words such as "may", "could", "expect", "believe", anticipate", "intend", "plan" or variations thereof, and may contain information related to those matters such as the Company's intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company's operations and business environment, which are difficult to predict and beyond control of the Company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please see the Company's Annual Report on Form 10-KSB and other filings with the SEC.

    CONTACT: Access National Corporation, Reston
             Michael Clarke, 703-871-2100